SECURITIES AND EXCHANGE COMMISSION

                              Washington, D.C.  20549

                                ____________________

                                      FORM 8-K


                                  CURRENT REPORT


                        Pursuant to Section 13 or 15(d) of the
                           Securities Exchange Act of 1934


                   Date of Report (Date of earliest event reported):
                                 February 28, 1994



                                 ELIZABETHTOWN WATER COMPANY
      __________________________________________________________________________
                     (Exact name of registrant as specified in charter)



          NEW JERSEY                 0-628                      22-1683171
      __________________________________________________________________________
       (State or other            (Commission               (IRS Employer
       jurisdiction of             File No.)                 Identification No.)
        incorporation)


         600 South Avenue  Westfield, New Jersey                 07091-0788
      __________________________________________________________________________
      (Address of principal executive office)                     (zip code)


             Registrant's telephone number, including area code:
                                 (908) 654-1234


                                    No Change
      __________________________________________________________________________
                        (Former name or former address, if
                            changes since last report)
















                           ELIZABETHTOWN WATER COMPANY


Item 5.  Other Events.

   1.  Financial Documents


            Registrant hereby files the following financial documents, including Financial Statements of Elizabethtown Water Company and Subsidiary and related Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations, which documents will constitute a portion of the Registrant's 1993 Annual Report on Form 10-K:

                                                                           Page
                                                                          ______

         Management's Discussion and Analysis of Consolidated Financial
          Condition and Results of Operations                               1-6

         Independent Auditors' Report                                        7

         Statements of Consolidated Income, For the Three Years Ended
          December 31, 1993                                                  8

         Consolidated Balance Sheets, As of December 31, 1993 and 1992      9-10

         Statements of Consolidated Capitalization, As of
          December 31, 1993 and 1992                                         11

         Statements of Consolidated Shareholder's Equity,  For the
          Three Years Ended December 31, 1993                                12

         Statements of Consolidated Cash Flows, For the Three Years
          Ended December 31, 1993                                            13

         Notes to Consolidated Financial Statements                        15-26

         Other Financial and Statistical Data                                27

SIGNATURE                                                                    28

Item 7.  Financial Statements and Exhibits

  (c)  Exhibits:

       Exhibit No.
       ___________

         12     Computation of Ratio of Earnings to Fixed Charges
                 and Preferred Dividends

         23     Consents of experts and counsel:
                 Independent Auditors' Consent





Item 5.  Other Events
1.  Financial Documents

            MANAGEMENT'S DISCUSSION AND ANALYSIS OF CONSOLIDATED
               FINANCIAL CONDITION AND RESULTS OF OPERATIONS


              Elizabethtown Water Company and Subsidiary

     The water utility operations of Elizabethtown Water Company (Elizabethtown or Company) and its subsidiary The Mount Holly Water Company (Mount Holly), the consolidated entity being referred to herein as Elizabethtown Water Company (Elizabethtown Water Company), presently constitute the major portion of E'town Corporation's (E'town) assets and earnings. E'town, a New Jersey holding company, is the parent company of Elizabethtown Water Company and E'town Properties, Inc. The following analysis sets forth significant events affecting the financial condition at December 31, 1993 and 1992, and the results of operations for the years ended December 31, 1993, 1992 and 1991 for Elizabethtown Water Company.

LIQUIDITY AND CAPITAL RESOURCES
Capital Expenditures Program

     Capital expenditures were $32.5 million during 1993. Capital expenditures for the three-year period ending December 31, 1996, are estimated to be $193.0 million.

     Elizabethtown's construction program includes additional mains and storage facilities necessary to serve customers who were added during the last several years. In addition, Elizabethtown anticipates upgrading its existing surface water treatment plant by rehabilitating certain components and adding facilities designed to maximize its capacity. These projects are designed to ensure the plant's compliance with proposed water quality and other environmental regulations.

     Elizabethtown's estimated capital expenditures through 1996 include $96.5 million, excluding an Allowance for Funds Used During Construction (AFUDC), for construction of a new water treatment plant, the Canal Road Water Treatment Plant (Plant), near its existing plant. The Plant is scheduled to be completed in 1996. The Plant, which will have a rated production capacity of 40 million gallons per day, is necessary to meet existing and anticipated customer demands and to replace groundwater supplies withdrawn from service as a result of more restrictive water quality regulations and groundwater contamination.

     In August 1993, the Board of Regulatory Commissioners (BRC) approved a stipulation (1993 Plant Stipulation) signed by the parties to the Company's petition relating to the Plant. The 1993 Plant Stipulation states that the Plant is necessary and that the Company's estimate regarding the Plant's cost, at that time of $87 million, and construction period were reasonable. The 1993 Plant Stipulation authorizes the Company to levy a rate surcharge if the Company's pre-tax interest coverage ratio for any 12-month historical period drops below 2.0 times. The surcharge would equal 20% of the Company's gross interest expense for the prior 12 months, adjusted for revenue taxes. The surcharge would go into effect at the same time as the Company's next base rate increase after the coverage ratio falls below 2.0 times, but in no event prior to January 1, 1995. Also, the surcharge would remain in effect for 12 months and could be extended by the BRC for up to six additional months. The 1993 Plant Stipulation also provides that the rate of return on common stockholder's equity used to calculate the rate for the equity component of the AFUDC for the Plant will be 1.5% less than the rate of return on common stockholder's equity established in the Company's most recent base rate case. The authorized rate of return on common stockholder's equity is currently 11.5%.

     Elizabethtown has accepted a bid, based upon competitive bidding, from a general contrator and intends to sign a contract for the construction of the Plant which is estimated to cost approximately
$96.5 million, excluding AFUDC. The Company has notified all parties to the 1993 Stipulation of this revised cost of the Plant.

     Also included in the capital program is $12.2 million for new wells, treatment facilities and transmission lines to augment Mount Holly's water supplies. Such projects are necessary for Mount Holly to comply with recent state legislation requiring Mount Holly and other water purveyors located in a particular area in southern New Jersey to obtain additional sources of water to replace portions of their existing supplies.

Capital Resources

     During 1993, Elizabethtown Water Company financed 28.2% of its capital expenditures from internally generated funds (after payment of common stock dividends). The balance was funded from (i) capital contributions from E'town from the sale of common stock, (ii) the remaining proceeds of various New Jersey Economic Development Authority (NJEDA) tax-exempt bond issues from prior years and (iii) short-term bank debt on an interim basis.

     For the three-year period ending December 31, 1996, Elizabethtown Water Company estimates that 16% of its capital expenditures will be financed with internally generated funds (after the payment of common stock dividends). The balance will be financed with a combination of capital contributions from E'town from the proceeds from the sale of E'town common stock, long-term debentures, proceeds of tax-exempt NJEDA bonds and short-term borrowings under a revolving credit agreement (see below), on an interim basis. The NJEDA has granted preliminary approval for the financing of almost all of Elizabethtown's major projects over the next three years, including the Plant. Elizabethtown expects to pursue tax-exempt financing to the extent that final allocations are granted by the NJEDA.

     On May 17, 1993, E'town issued 575,000 shares of common stock for net proceeds of $16.6 million. The net proceeds were used to fund equity contributions to Elizabethtown of $11.0 million in May 1993 and $2.8 million in September 1993. Elizabethtown used a portion of such contributions to repay $7.0 million of short-term bank debt incurred for construction expenditures and invested the balance on a short-term basis until needed for construction expenditures.

     During 1993, E'town raised $6.0 million from the sale of common stock issued under its Dividend Reinvestment and Stock Purchase Plan
(DRP). Such proceeds were used to fund equity contributions to Elizabethtown primarily for Elizabethtown's capital expenditures.

     On November 9, 1993, Elizabethtown issued $50 million of 7 1/4% Debentures due November 1, 2028. The proceeds of the issue were used to redeem $30 million of the Company's 8 5/8% Debentures due 2007 and $20 million of the Company's 10 1/8% Debentures due 2018. The aggregate redemption premiums of $2.7 million were paid from general Company funds.

     During 1994, E'town Corporation expects to issue approximately 500,000 shares of common stock, through a public offering prior to June 30, 1994, to finance additional equity contributions to Elizabethtown. Proceeds from all stock issued under E'town's DRP will continue to fund additional equity contributions to Elizabethtown.

     Elizabethtown is negotiating a committed revolving credit agreement, which is expected to be in place by April 1994, with an agent bank and up to five additional participating banks to replace its existing uncommitted lines of credit. The agreement will provide up to $60 million in revolving short-term notes to provide sufficient short-term financing for the Company to fund, together with other monies, its $193.0 million capital program. The agreement will allow the Company to borrow, repay and reborrow up to $60 million for the first three years, after which time the Company may convert any outstanding balances to a five-year fully amortizing term loan. The agreement will further provide that among other covenants, the Company must maintain a ratio of common and preferred equity to total capitalization of not less than 35% and a pre-tax interest coverage ratio of at least 1.5 to 1.

December 31, 1992 and 1991

     In April 1992, E'town issued 500,000 shares of common stock for net proceeds of $12.7 million. Proceeds of the issue funded an $11.0 million capital contribution to Elizabethtown. Also, E'town funded additional equity contributions of

$4.2 million to Elizabethtown from E'town's DRP.  During 1992,
Elizabethtown issued $15 million of 8% Debentures to repay short-term bank debt, of which, $9 million was incurred to repay Elizabethtown's 4 7/8% Debentures due February 1, 1992, and the remainder was incurred to finance construction expenditures.

     On February 14, 1991, E'town issued 523,700 shares of common stock for net proceeds of $11.6 million. Proceeds of the issue funded an $8 million capital contribution to Elizabethtown. Also, E'town funded additional equity contributions of $1.8 million to Elizabethtown from E'town's DRP. During 1991, Elizabethtown issued $27.5 million of 8 3/4% Debentures to retire $25 million of 11 1/8% Debentures and, through the NJEDA, issued a total of $25.5 million of tax-exempt debentures with interest rates of 6.6% and 6.7% to refinance $10.5 million of tax-exempt 8.20% Debentures and $15 million of 6.20% NJEDA Notes.

RESULTS OF OPERATIONS

Earnings Applicable to Common Stock for 1993 were $13.8 million as compared to $11.1 million for 1992. The increase in net income resulted from higher levels of outdoor water use due to abnormally hot and dry summer weather. Also, rate increases received in March of 1993 and 1992, enabled the Company to cover higher levels of operating and financial expenses in 1993 without adversely affecting net income. Summer water use in excess of what management believes to be normal contributed approximately $1.8 million. Assuming a return to normal weather patterns in 1994, the Company expects that earnings for 1994 will be less than earnings realized in 1993.

Earnings Applicable to Common Stock for 1992 were $11.1 million, as compared to $10.3 million for 1991. The increase resulted primarily because the Company realized $3.3 million from the rate increase granted in March 1992, which was partially offset by increased expenses.

Operating Revenues increased $10.8 million or 12.1% in 1993. Of this increase, $4.8 million relates to the combined effect of the rate increases of $5.0 million and $4.0 million effective March 1993 and 1992, respectively. Also, sales to retail customers increased $3.8 million and sales to other water systems increased $1.2 million due to hot, dry summer weather.

Operating Revenues increased $ $3.1 million or 3.6% in 1992 primarily because of the rate increase effective March 1992. Retail water consumption dropped by $1.5 million in 1992 due to relatively wet summer weather. However, lower consumption by retail customers was partially offset by an increase in sales to other water systems of $.4 million.

Operation Expenses increased by $3.5 million or 10.0% in 1993 primarily due to increases in the quantity of power and raw water purchased to meet higher than normal summer loads. Also, the unit costs of power and purchased water increased, as did labor costs and the cost of medical and other benefits.

Operation Expenses increased $1.9 million or 4.9% in 1992. Increases in labor, the price of purchased water and worker's compensation premiums were partially offset by a reduction in hospitalization premiums.

Maintenance Expenses increased less than $.1 million or .2% in 1993 and $.3 million or 5.7% in 1992 due to fluctuations in routine maintenance at various operating facilities.

Depreciation Expense increased $.6 million or 9.5% in 1993 and $.4 million or 6.3% in 1992 due to additional depreciable plant being placed in service during those periods.

Revenue Taxes increased $1.4 million or 12.8% in 1993 and $.4 million or 3.4% in 1992 due to additional taxes on the higher revenues explained above.

Real Estate, Payroll and Other Taxes increased $.1 million in
1993 due to increased payroll taxes resulting from labor cost increases. Real Estate, Payroll and Other Taxes increased by $.1 million in 1992.

Federal Income Taxes increased $1.8 million or 31.2% in 1993 and
$.2 million or 3.6% in 1992 due to the changes in the components of taxable income discussed herein. The increase in 1993 also includes
$.2 million due to the change in the federal statutory tax rate from 34% to 35%.

Other Income increased in total by $.1 million in 1993. Other Income increased due to a gain on the sale of land in August 1993, of $.1 million. A decrease in the equity component of AFUDC of $.2 million resulted from the timing of construction expenditures. Other increases of $.2 million resulted from various miscellaneous items. Federal income taxes, as a result of all of the above, increased $.1 million.

In 1992 Other Income increased in total by $.4 million.  Other
Income in 1992 includes an equity component of AFUDC of $.6 million. Federal income taxes, as a result of the above, increased $.2 million.

Total Interest Charges increased $.8 million or 7.7% in 1993, due primarily to an increase in interest for long-term debt issued in September 1992 and a reduction in earnings from NJEDA trust funds due to reduced trust fund balances. These items were partially offset by lower interest on short-term debt due to reduced borrowings.

     Total Interest Charges decreased $.4 million or 3.6% in 1992 due to the net effect of (i) new long-term debt issued in September 1992,
(ii) lower interest costs as a result of long-term debt refinancing and
(iii) lower levels of short-term debt balances and their related rates.

ECONOMIC OUTLOOK

     Earnings for Elizabethtown Water Company for the next several years will be primarily affected by weather and customer usage, the magnitude and timing of capital expenditures, the rate of growth of revenues and expenses and the adequacy and timeliness of regulatory relief.
     Elizabethtown and Mount Holly believe that they have sufficient surface and well water supplies to meet their customers' needs and that they are, and will remain, in compliance with all water quality standards. Nonetheless, governmental water quality and service regulations will require Elizabethtown and Mount Holly to make significant investments in water treatment, transmission and storage facilities including, most significantly, the Plant. This capital program will require regular external financing and rate relief for the next several years.

     Because Elizabethtown expects its rate base to grow more quickly than pumpage over the next several years, Elizabethtown anticipates filing for a rate increase in 1994, and regularly thereafter, so that it may have the opportunity to realize satisfactory returns on equity. Adequate equity returns will enable Elizabethtown to continue to attract external capital to finance improvements necessary to maintain safe and adequate service.

INDEPENDENT AUDITORS' REPORT





To the Shareholders and Board of Directors of Elizabethtown Water Company:

We have audited the accompanying consolidated balance sheets and statements of consolidated capitalization of Elizabethtown Water Company and its subsidiary as of December 31, 1993 and 1992, and the related statements of consolidated income, shareholder's equity, and cash flows for each of the three years in the period ended December 31, 1993.
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Elizabethtown Water Company and its subsidiary at December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1993 in conformity with generally accepted accounting principles.

As discussed in Notes 3 and 10 to the consolidated financial statements, in 1993 the Company changed its method of accounting for postretirement benefit costs and income taxes to conform with Statements of Financial Accounting Standards Numbers 106 and 109, respectively.



/s/ Deloitte & Touche

Parsippany, New Jersey

February 15, 1994, except for the
subsequent event discussed in
Note 8, as to which the date
is February 23, 1994

Elizabethtown Water Company and Subsidiary

Statements of Consolidated Income

                                                  Year Ended December 31,

                                         ______________________________________
                                             1993         1992         1991

                                         ____________ ____________ ____________

Operating Revenues                        $99,996,120  $89,167,337  $86,086,103

                                          ____________ ____________ ___________

Operating Expenses:
  Operation                                38,529,149   35,041,222   33,416,310
  Maintenance                               5,716,157    5,704,843    5,399,139
  Depreciation                              7,285,309    6,654,986    6,258,302
  Revenue taxes                            12,501,804   11,086,349   10,717,838
  Real estate, payroll and other taxes      2,513,891    2,429,446    2,281,272
  Federal income taxes (Note 3)             7,658,770    5,836,464    5,632,135

                                          ___________  ___________  ___________
        Total operating expenses           74,205,080   66,753,310   63,704,996

                                          ___________  ___________  ___________

Operating Income                           25,791,040   22,414,027   22,381,107

                                          ___________  ___________  ___________

Other Income:
  Gain on sale of land                        122,400
  Allowance for equity funds used
   during construction (Note 2)               445,339      599,443
  Federal income taxes (Note 3)              (258,024)    (185,000)       1,870
  Other-net                                   169,474      (55,326)      (5,500)

                                          ___________  ___________  ___________
        Total other income                    479,189      359,117       (3,630)

                                          ___________  ___________  ___________

                                          ___________  ___________  ___________
Total Operating and Other Income           26,270,229   22,773,144   22,377,477

                                          ___________  ___________  ___________

Interest Charges:
  Interest on long-term debt               11,527,301   10,516,521   10,585,336
  Other interest expense-net                   77,921      514,122      535,834
  Capitalized interest (Note 2)              (391,895)    (616,473)    (391,936)
  Amortization of debt discount-net           224,383      209,631      287,180

                                          ___________  ___________  ___________
        Total interest charges             11,437,710   10,623,801   11,016,414

                                          ___________  ___________  ___________

Income Before Preferred Stock
  Dividends                                14,832,519   12,149,343   11,361,063
Preferred Stock Dividends                   1,050,000    1,050,000    1,050,000

                                          ___________  ___________  ___________

Earnings Applicable to Common Stock       $13,782,519  $11,099,343  $10,311,063

                                          ___________  ___________  ___________

                                          ___________  ___________  ___________


See Notes to Consolidated Financial Statements.

Elizabethtown Water Company and Subsidiary

Consolidated Balance Sheets

                                                             December 31,

                                                    ___________________________
Assets                                                  1993           1992

                                                    ____________   ____________

Utility Plant-at Original Cost:
 Utility plant in service                           $438,178,824   $411,317,989
 Construction work in progress                        17,242,088     11,809,783
                                                    ____________   ____________
       Total utility plant                           455,420,912    423,127,772
 Less accumulated depreciation and amortization       82,128,023     75,874,538

                                                    ____________   ____________
       Utility plant-net                             373,292,889    347,253,234

                                                    ____________   ____________



Non-utility Property                                      87,582         96,785

                                                    ____________   ____________



Funds Held by Trustee for Construction
 Expenditures (Note 2)                                   382,306      8,902,183

                                                    ____________   ____________



Current Assets:
 Cash and cash equivalents                             3,263,456      2,309,751
 Customer and other accounts receivable
  (less reserve: 1993, $434,000; 1992, $377,000)      11,887,985     11,047,500
 Unbilled revenues                                     7,248,322      6,559,721
 Materials and supplies-at average cost                1,623,702      1,616,832
 Prepaid insurance, taxes, other                       1,603,955      1,606,276

                                                    ____________   ____________
       Total current assets                           25,627,420     23,140,080

                                                    ____________   ____________



Deferred Charges (Note 7):
 Prepaid pension expense (Note 10)                     1,003,145        808,135
 Abandonments                                            152,097        228,146
 Waste residual management                               587,589        561,551
 Emergency water projects                                113,412        230,013
 Unamortized debt expenses                             8,025,677      4,886,106
 Taxes recoverable through future rates (Note 3)      26,643,663
 Postretirement benefit expense (Note 10)              1,004,556
 Other unamortized expenses                              484,767        773,765

                                                    ____________   ____________
       Total deferred charges                         38,014,906      7,487,716

                                                    ____________   ____________
           Total                                    $437,405,103   $386,879,998

                                                    ____________   ____________

                                                    ____________   ____________


See Notes to Consolidated Financial Statements.

Elizabethtown Water Company and Subsidiary

Consolidated Balance Sheets

                                                             December 31,

                                                    ____________________________
Capitalization and Liabilities                          1993           1992

                                                    ____________   ____________

Capitalization (Notes 4 and 5):
 Common shareholder's equity                        $125,764,979   $103,023,524
 Cumulative preferred stock-redeemable                12,000,000     12,000,000
 Long-term debt-net                                  141,909,533    142,299,463

                                                    ____________   ____________
       Total capitalization                          279,674,512    257,322,987

                                                    ____________   ____________



Current Liabilities:
 Notes payable-banks (Note 5)                                         5,500,000
 Long-term debt-current portion (Note 4)                  42,000         42,000
 Accounts payable and other liabilities                9,589,716      8,923,897
Customers' deposits                                     276,497        273,238
 Municipal and state taxes accrued                    12,569,445     11,087,926
 Federal income taxes accrued                            704,771      1,466,188
 Interest accrued                                      2,699,483      3,189,165
 Preferred stock dividends accrued                        89,178         89,178

                                                    ____________   ____________
       Total current liabilities                      25,971,090     30,571,592

                                                    ____________   ____________



Deferred Credits:
 Customers' advances for construction                 45,149,522     45,292,966
 Federal income taxes (Note 3)                        55,955,366     25,785,513
 Unamortized investment tax credits                    8,852,487      9,046,119
 Emergency water projects (Note 7)                       127,704        244,304
 Accumulated postretirement benefits (Note 10)         1,004,556

                                                    ____________   ____________
       Total deferred credits                        111,089,635     80,368,902

                                                    ____________   ____________



Contributions in Aid of Construction                  20,669,866     18,616,517

                                                    ____________   ____________

Commitments and Contingent Liabilities (Note 9)

                                                    ____________   ____________
           Total                                    $437,405,103   $386,879,998

                                                    ____________   ____________

                                                    ____________   ____________


See Notes to Consolidated Financial Statements.

Elizabethtown Water Company and Subsidiary


Statements of Consolidated Capitalization

                                                             December 31,

                                                    ____________________________
                                                        1993            1992

                                                    ____________    ____________

  Common Shareholder's Equity (Notes 4 and 5):
   Common stock without par value, authorized,
   10,000,000 shares; issued 1993 and 1992,
   1,974,902 shares                                $ 15,740,602    $ 15,740,602
   Paid-in capital                                   63,522,594      43,713,297
   Capital stock expense                               (484,702)       (484,702)
   Retained earnings                                 46,986,485      44,054,327

                                                   ____________    ____________
     Total common shareholder's equity              125,764,979     103,023,524

                                                   ____________    ____________


  Cumulative Preferred Stock-Redeemable (Note 4):
   $100 par value, authorized, 200,000
    shares; $8.75 series, issued  and
    outstanding, 120,000 shares                      12,000,000      12,000,000

                                                   ____________    ____________


  Cumulative Preferred Stock:
   $25 par value, authorized, 500,000 shares;
   none issued


  Elizabethtown Water Company:
   8 5/8% Debentures, due 2007                                       30,000,000
   10 1/8% Debentures, due 2018                                      20,000,000
   7.20% Debentures, due 2019                        10,000,000      10,000,000
   7 1/2% Debentures, due 2020                       15,000,000      15,000,000
   6.60% Debentures, due 2021                        10,500,000      10,500,000
   6.70% Debentures, due 2021                        15,000,000      15,000,000
   8 3/4% Debentures, due 2021                       27,500,000      27,500,000
   8% Debentures, due 2022                           15,000,000      15,000,000
   7 1/4% Debentures, due 2028                       50,000,000


  The Mount Holly Water Company:
   Notes Payable (due serially through 2000)            186,300         228,300

                                                   ____________    ____________
    Total long-term debt                            143,186,300     143,228,300
    Unamortized discount-net                         (1,276,767)       (928,837)

                                                   ____________    ____________
    Total long-term debt-net                        141,909,533     142,299,463

                                                   ____________    ____________
          Total capitalization                     $279,674,512    $257,322,987

                                                   ____________    ____________

                                                   ____________    ____________


See Notes to Consolidated Financial Statements.

Elizabethtown Water Company and Subsidiary

Statements of Consolidated Shareholder's Equity


                                               Year Ended December 31,

                                       _______________________________________
                                          1993           1992          1991

                                       ____________   ___________   __________


Common Stock:                          $ 15,740,602  $ 15,740,602  $ 15,740,602

                                       ____________  ____________  ____________


Paid-in Capital:
 Balance at Beginning of Year            43,713,297    28,381,584    18,614,787
 Capital contributed by parent company   19,809,297    15,331,713     9,766,797

                                       ____________  ____________  ____________
 Balance at End of Year                  63,522,594    43,713,297    28,381,584

                                       ____________  ____________  ____________


Capital Stock Expense:                     (484,702)     (484,702)     (484,702)

                                       ____________  ____________  ____________


Retained Earnings:
 Balance at Beginning of Year            44,054,327    42,239,144    40,210,223
 Income Before Preferred Stock
  Dividends                              14,832,519    12,149,343    11,361,063
 Dividends on Common Stock              (10,850,361)   (9,284,160)   (8,282,142)
 Preferred Stock Dividends               (1,050,000)   (1,050,000)   (1,050,000)

                                       ____________  ____________  ____________
 Balance at End of Year                  46,986,485    44,054,327    42,239,144

                                       ____________  ____________  ____________

Total Common Shareholder's Equity      $125,764,979  $103,023,524  $ 85,876,628

                                       ____________  ____________  ____________

                                       ____________  ____________  ____________



See Notes to Consolidated Financial Statements.

Elizabethtown Water Company and Subsidiary

Statements of Consolidated Cash Flows
                                                   Year Ended December 31,

                                           _____________________________________
                                              1993         1992         1991

                                           ___________ ____________ ____________
Cash Provided by Operating Activities:
Income Before Preferred Stock Dividends $ 14,832,519 $ 12,149,343 $ 11,361,063 Adjustments to reconcile net income to net cash provided by operating
activities:
 Depreciation                               7,285,309    6,654,986    6,258,302
 Gain on sale of land                        (122,400)
 Amortization of deferred charges           1,354,404    1,939,272    3,610,811
 Increase in deferred charges              (4,233,375)  (1,847,202)  (7,502,504)
 Deferred income taxes and investment
  tax credits-net                           3,332,558    2,685,426    4,129,615
 Allowance for debt and equity funds
  used during construction (AFUDC)           (837,234)  (1,215,916)    (391,936)
 Other operating activities-net              (449,792)    (182,669)    (499,536)
 Change in current assets and liabilities
  excluding cash, short-term investments
  and current portion of debt:
   Customer and other accounts receivable    (840,485)   1,308,263   (1,477,943)
   Unbilled revenues                         (688,601)    (164,241)    (450,793)
   Accounts payable and other liabilities     669,078     (934,312)   1,802,083
   Accrued/prepaid interest and taxes         232,741      678,208    1,827,388
   Other                                       (6,870)       3,473      (34,699)

                                         ____________ ____________ ____________
Net cash provided by operating activities  20,527,852   21,074,631   18,631,851

                                         ____________ ____________ ____________
Cash Provided by Financing Activities:
Decrease in funds held by Trustee for
 construction expenditures                  8,519,877   12,390,518    6,650,299
Proceeds from issuance of debentures       50,000,000   15,000,000   53,000,000
Capital contributed by parent company      19,809,297   15,331,713    9,766,797
Repayment of short-term notes                                       (15,000,000)
Repayment of long-term debt               (50,042,000)  (9,042,000) (35,639,500)
Contributions and advances for
 construction-net                           1,909,905    3,066,832    5,270,774
Net decrease in notes payable-banks        (5,500,000) (13,000,000)  (6,000,000)
Dividends paid on common and
 preferred stock                          (11,900,361) (10,334,160)  (9,332,142)

                                         ____________ ____________ ____________
Net cash provided by financing
   activities                              12,796,718   13,412,903    8,716,228

                                         ____________ ____________ ____________
Cash Used for Investing Activities:
Utility plant expenditures (excluding
 AFUDC)                                   (32,500,265) (33,292,602) (27,732,407)
Selling costs of land                          (1,600)
Proceeds from sale of land                    131,000

                                         ____________ ____________ ____________
Net cash used for investing activities    (32,370,865) (33,292,602) (27,732,407)

                                         ____________ ____________ ____________
Net Increase (Decrease) in Cash and
 Cash Equivalents                             953,705    1,194,932     (384,328)
Cash and Cash Equivalents at
 Beginning of Year                          2,309,751    1,114,819    1,499,147

                                         ____________ ____________ ____________
Cash and Cash Equivalents at End of Year $  3,263,456 $  2,309,751 $  1,114,819

                                         ____________ ____________ ____________

                                         ____________ ____________ ____________

Supplemental Disclosures of Cash Flow Information:
 Cash paid during the year for:
  Interest (net of amount capitalized)   $ 11,837,347 $ 11,332,836 $ 12,496,837
  Income taxes                              5,881,008    3,875,774    3,898,793
  Preferred stock dividends              $  1,050,000 $  1,050,000 $  1,050,000

See Notes to Consolidated Financial Statements.
                                         -13-






                ELIZABETHTOWN WATER COMPANY AND SUBSIDIARY
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 1.  ORGANIZATION

     Elizabethtown Water Company (Elizabethtown or Company) and its wholly owned subsidiary, The Mount Holly Water Company (Mount Holly), the consolidated entity referred to herein as Elizabethtown Water Company (Elizabethtown Water Company), is a wholly owned subsidiary of E'town Corporation (E'town or Corporation). E'town, a New Jersey holding company, is the parent company of Elizabethtown Water Company and E'town Properties, Inc.

 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Consolidation

     The consolidated financial statements include Elizabethtown and its subsidiary, Mount Holly. Significant intercompany accounts and transactions have been eliminated. Elizabethtown and Mount Holly are regulated water utilities and follow the Uniform System of Accounts, as adopted by the New Jersey Board of Regulatory Commissioners (BRC).

     Utility Plant and Depreciation

     Income is charged with the cost of labor, materials and other expenses incurred in making repairs and minor replacements and in maintaining the properties. Utility plant accounts are charged with the cost of improvements and major replacements of property. When depreciable property is retired or otherwise disposed of, the cost thereof, plus the cost of removal net of salvage, is charged to accumulated depreciation.

     Depreciation generally is computed on a straight-line basis at functional rates for various classes of assets. The provision for depreciation, as a percentage of average depreciable property, was 1.74% for 1993 and 1.72% for 1992 and 1991.

     Allowance for Funds Used During Construction

     Elizabethtown capitalizes, as an appropriate cost of utility plant, an Allowance for Funds Used During Construction (AFUDC), which represents the cost of financing major projects during construction. AFUDC is added to the construction cost of the project and included in rate base and then recovered in rates during the project's useful life.
     AFUDC is comprised of a debt component, credited to Interest Charges, and an equity component, credited to Other Income, in the Statements of Consolidated Income. (See Note 8). The equity component considers the increased reliance on equity contributions to Elizabethtown from E'town's stock sales. Such equity contributions have become an integral part of the financing of Elizabethtown's construction program. AFUDC totaled $837,234, $1,215,916 and $391,936 for 1993, 1992 and 1991, respectively.

     Revenues

     Revenues are recorded based on the amounts of water delivered to customers through the end of each accounting period. This includes an accrual for unbilled revenues for water delivered from the time meters were last read to the end of the respective accounting periods.

     Federal Income Taxes

     Elizabethtown water Company files a consolidated federal tax return with E'town and E'town properties Inc. Deferred income taxes are provided for timing differences in the recognition of revenues and expenses for tax and financial statement purposes to the extent permitted by the BRC.

     Elizabethtown and Mount Holly account for prior years' investment tax credits by the deferral method, which amortizes the credits over the lives of the respective assets.

     Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards (SFAS) 109, "Accounting for Income Taxes." (See
     Note 3).

     Customer Advances for Construction and Contributions in Aid of
     Construction

     Customer Advances for Construction and Contributions in Aid of Construction represent capital provided by developers for main extensions to new real estate developments. Some portion of Customer Advances for Construction is refunded based upon the revenues that the new developments generate. Contributions in Aid of Construction are Customer Advances for Construction that are no longer subject to refund.

     Postretirement Benefits

     Effective January 1, 1993, the Company adopted SFAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." (See
     Note 10).

     Funds Held by Trustee for Construction Expenditures

     Proceeds from New Jersey Economic Development Authority financings are held in trust until such time as qualified project expenditures are incurred. Income received from the investment of the trust fund assets is recorded as an offset to the related interest expense.

     Cash Equivalents

     Elizabethtown Water Company considers all highly liquid debt instruments purchased with maturities of three months or less to be cash equivalents for purposes of the Statements of Consolidated Cash Flows.

     Reclassification

     Certain prior year amounts have been reclassified to conform to the current year presentation.

3.   FEDERAL INCOME TAXES

     The computation of federal income taxes and the reconciliation of the tax provision computed at the federal statutory rate (35% in 1993, 34% in 1992 and 1991) with the amount reported in the Statements of Consolidated Income follow:
                                                1993     1992     1991
                                                ----------------------
                                                (Thousands of Dollars)

     Tax expense at statutory rate .......    $7,962    $6,178   $5,777

     Items for which deferred taxes
     are not provided:
      Capitalized interest ...............       (2)       (3)       16
      Difference between book and tax
       depreciation ......................        81        66       50
      Investment tax credits..............      (208)     (210)    (210)
      Other ..............................        84       (10)      (3)
                                              ------    ------   ------
     Provision for federal income taxes...    $7,917    $6,021   $5,630
                                              ======    ======   ======

     The provision for federal income taxes
     is composed of the following:
      Current ............................    $5,926    $5,318   $5,070
      Tax collected on main extensions ...    (1,341)   (1,982)  (3,127)
      Deferred:
       Tax depreciation...................     3,222     2,980    2,804
       Alternative minimum tax............                (412)     600
       Capitalized interest...............        72       118      (65)
       Other..............................       232       201      552
      Investment tax credits-net..........      (194)     (202)    (204)
                                              ------    ------   ------
      Total provision ....................    $7,917    $6,021   $5,630
                                              ======    ======   ======

     Effective January 1, 1993, Elizabethtown Water Company adopted SFAS 109, "Accounting for Income Taxes." SFAS 109 establishes new accounting rules that change the manner in which income tax expense is determined for accounting purposes. SFAS 109 utilizes a liability method under which deferred taxes are provided at the enacted statutory rate for all temporary differences between financial statement earnings amounts and the tax basis of existing assets or liabilities.
     In connection with the adoption of SFAS 109, Elizabethtown Water Company recorded additional deferred taxes for water utility temporary differences not previously recognized. The increased deferred tax liability was offset by a corresponding asset representing the future revenue expected to be recovered through rates based on established regulatory practice permitting such recovery. The increased deferred tax liability totaled $25,352,412 at January 1, 1993 and $26,643,663 at December 31, 1993.

     In accordance with SFAS 109, deferred tax balances have been reflected at E'town's current consolidated federal income tax rate, which is 35%. The increase in the statutory tax rate, retroactive to January 1, 1993, from 34% to 35%, is the result of the Omnibus Budget Reconciliation Act of 1993, which was passed by Congress on August 2, 1993. The increase in the statutory tax rate resulted in the recognition of additional federal income tax expense of $168,798 and an additional deferred federal income tax liability of $100,744.

     The net deferred income tax liability as of December 31, 1993 is comprised of the following:

                                                             1993
                                                    ----------------------
                                                    (Thousands of Dollars)

     Deferred tax assets..........................        $  3,804
     Deferred tax liabilities.....................         (59,759)
                                                          --------
     Net deferred income tax liabilities..........        $(55,955)
                                                          ========

     The tax effect of significant temporary differences representing deferred income tax assets and liabilities as of December 31, 1993 is as follows:

                                                             1993
                                                    ----------------------
                                                    (Thousands of Dollars)

     Water utility plant-net......................        $(49,582)
     Taxes recoverable............................          (9,326)
     Investment tax credit........................           3,098
     Pension expenditures.........................            (351)
     Other-net....................................             206
                                                          --------
     Net deferred income tax liabilities..........        $(55,955)
                                                          ========


 4.  CAPITALIZATION

     Cumulative Preferred Stock - Redeemable

     Elizabethtown's $8.75 Cumulative Preferred Stock has optional redemption privileges beginning in 1994 at $108.75 per share, which diminish annually until 2009, when redemption is at par ($100). Beginning in December 1994, sinking fund payments of $600,000 are required annually through 2018.

     Elizabethtown proposes to issue 120,000 shares of $100 par value Cumulative Preferred Stock in March 1994. The proceeds of the issue will be used to redeem $12,000,000 of the Company's $8.75 Cumulative Preferred Stock. The redemption premium of $1,050,000 will be paid from general Company funds.

     Long-term Debt

     Elizabethtown's long-term debt indentures restrict the amount of retained earnings available to Elizabethtown to pay cash dividends (which is the primary source of funds available to the Corporation for payment of dividends on its common stock) or acquire Elizabethtown's common stock, all of which is held by E'town. At December 31, 1993, $12,831,414 of Elizabethtown's retained earnings were restricted under the most restrictive indenture provision. Therefore, $34,155,071 of consolidated retained earnings were unrestricted.

     On November 9, 1993, Elizabethtown issued $50,000,000 of 7 1/4%
     Debentures due November 1, 2028.  The proceeds of the issue were used to redeem $30,000,000 of the Company's 8 5/8% Debentures due 2007 and $20,000,000 of the Company's 10 1/8% Debentures due 2018. The aggregate redemption premiums of $2,681,000 were paid from general
     Company funds.

     On September 16, 1992, Elizabethtown issued $15,000,000 of 8% Debentures due September 1, 2022. The proceeds of this issue were used to repay short-term bank debt, of which $9,000,000 was incurred to repay Elizabethtown's 4 7/8% Debentures on their February 1, 1992 maturity date and the remainder was incurred to finance construction expenditures.

5.   LINES OF CREDIT

     Elizabethtown has existing uncommitted lines of credit with several banks aggregating $34,000,000 for which compensating balances are maintained. Information relating to bank borrowings and compensating balances is as follows:
                                                 1993        1992        1991
                                                 ----------------------------
                                                    (Thousands of Dollars)

     Maximum amount outstanding..........       $7,000     $27,500     $23,000
     Average monthly amount outstanding..        2,062     $15,457     $16,371
     Average interest rate at year end...         (A)          4.1%        5.6%
     Compensating balances at year end...       $  195     $   205     $   230
     Weighted average interest rate based
      on average daily balances..........          3.8%        4.6%        6.8%
     (A) No outstanding bank borrowings at year end.

     Elizabethtown is negotiating a committed revolving credit agreement, which is expected to be in place by April 1994, with an agent bank and up to five additional participating banks to replace its existing uncommitted lines of credit discussed above. The agreement provides up to $60,000,000 in revolving short-term notes to provide sufficient short-term financing for the Company to fund, together with other monies, its capital program, which is estimated to be $192,981,000 through 1996. The agreement wil allow the Company to borrow, repay and reborrow up to $60,000,000 for the first three years, after which time the Company may convert any outstanding balances to a five-year, fully amortizing term loan. The agreement will further provide that among other covenants, the Company must maintain a ratio of common and preferred equity to total capitalization of not less than 35% and a pre-tax interest coverage ratio of at least 1.5 to 1.

6.   FINANCIAL INSTRUMENTS

     The carrying amounts and the estimated fair values, as of December 31, 1993 and 1992 of financial instruments issued by Elizabethtown Water Company are as follows:

                                                1993           1992
                                               ---------------------
                                               (Thousands of Dollars)
     Cash (1):
       Carrying amount...................   $  3,263        $  2,310
       Estimated fair value..............      3,263           2,310

     Cumulative preferred stock (2):
       Carrying amount...................   $ 12,000        $ 12,000
       Estimated fair value..............     13,020          12,960

     Long-term debt (2):
       Carrying amount...................   $141,910        $142,299
       Estimated fair value..............    155,097         148,179

     (1) Fair value approximates the carrying amount.

     (2) Estimated fair values are based upon quoted market prices for similar securities.

7.   DEFERRED CHARGES AND CREDITS

     Abandonments

     The abandonment cost of a small filter plant has been deferred and is being amortized for ratemaking purposes over a 10-year period ending in 1995.

     Waste Residual Management

     The costs of the waste residual management programs are being amortized over three-year periods for ratemaking purposes.

     No return is being earned on either of the above unamortized deferred charge balances.

     Emergency Water Projects

     The 1984 assessment for Elizabethtown's proportionate share of the cost of emergency water projects is being recovered through rates and amortized over a 10-year period.

     Unamortized Debt Expenses

     Costs incurred in connection with the issuance or redemption of long-term debt have been deferred and are being amortized over the lives of the respective issues.

8.   REGULATORY MATTERS

     Rates

     In August 1993, the BRC approved a stipulation (1993 Plant Stipulation) signed by the parties to the Company's petition relating to the Canal Road Water Treatment Plant (Plant). The 1993 Plant Stipulation states that the Plant is necessary and that the Company's estimates regarding the Plant's cost, at that time of $87,000,000, and construction period are reasonable. The 1993 Plant Stipulation authorizes the Company to levy a rate surcharge if the Company's pre-tax interest coverage ratio for any 12 month historical period drops below 2.0 times. The surcharge would equal 20% of the Company's gross interest expense for the prior
     12 months, adjusted for revenue taxes. The surcharge would go into effect at the same time as the Company's next base rate increase after the coverage ratio falls below 2.0 times, but in no event prior to January 1, 1995. Also, the surcharge would remain in effect for 12 months and could be extended by the BRC for up to six additional months. The 1993 Plant Stipulation also provides that the rate of return on common stockholder's equity used to calculate the rate for the equity component of the AFUDC for the Plant will be 1.5% less than the rate of return on common stockholder's equity established in the Company's most recent base rate case. The authorized rate of return on common stockholder's equity is currently 11.5%.

     On January 4, 1994, Elizabethtown filed with the BRC for a Purchased Water Adjustment Clause, a procedure established by BRC Rules, which would allow Elizabethtown to recover in rates $529,291 for the increase in the cost of purchased water from the New Jersey Water Supply Authority (NJWSA) without a complete rate case. The NJWSA has given notice that effective July 1, 1994, it will increase charges for water from $220.47 to $232.65 per million gallons. The Company expects the BRC to render a decision prior to July 1994.

     On March 18, 1993, the BRC approved a stipulation (1993 Stipulation) for a rate increase of $5,000,000, effective as of that date. The 1993 Stipulation contains a provision allowing for the deferral of expenses, calculated under SFAS 106, for postretirement benefits accrued that are in excess of the cash benefits paid. Recovery of such deferrals will be considered in future rate cases. (See
     Note 10).

     On March 18, 1992, the BRC approved a stipulation for a rate increase of $4,050,000, effective as of that date.

     Main Extension Refunds

     In a case captioned Van Holten, et al v. Elizabethtown Water Company (Van Holten), several developers petitioned the BRC in 1984 and 1985 seeking an Order which would require Elizabethtown to refund to the developers all of their on-site and off-site customer advances for construction. For on-site mains, Elizabethtown received a final BRC decision in September 1987, requiring refunds in accordance with the BRC's suggested refund formula, which was less than the amounts requested by the developers. For the off-site mains, the developers were denied any refund. The developers appealed the BRC decision to the Appellate Division of the New Jersey Superior Court (Appellate Division), which in October 1988 upheld the decision of the BRC.

     Since 1986, additional petitions dealing with this issue have been filed by other developers. In these additional proceedings, all parties have agreed to abide by the final decision of the New Jersey Supreme Court in the Van Holten case. For all customer advances, Elizabethtown has and will continue to make the refunds in accordance with the BRC's suggested refund formula.

     In response to an appeal of the 1988 Appellate Division decision, in August 1990, the New Jersey Supreme Court (Court) rendered a decision upholding the BRC's authority to implement what the BRC had established as an appropriate refund formula in the Van Holten case.

     The BRC's suggested formula provides for a refund of 2 1/2 times the annual revenues for each metered connection. Although the Court ruled that the BRC has the jurisdiction to determine what is an appropriate refund formula, it remanded the case to the BRC to further develop the record on why the BRC deemed the 2 1/2 times formula to be appropriate in the Van Holten case.

     In June 1991, the BRC issued an Order on Remand reaffirming the 2 1/2 times annual revenue formula. Addressing the reasonableness of this formula, the BRC indicated in its decision that the 2 1/2 times formula fairly allocates the costs of the main extensions among the developers, Elizabethtown and the rate payers. Again, developers appealed the Order on Remand to the Appellate Division, and in December 1992, the Appellate Division remanded the matter to the BRC for more complete findings and statements of reasons in support of its decision.
     By Order dated January 19, 1994, the BRC again deemed the 2 1/2 times formula to be appropriate in the Van Holten case. In addition to the previous rationale it gave for employing this formula in this case, the BRC indicated that on a per-customer basis, the initial cost of the extension was, in most instances, far higher than Elizabethtown's average cost of plant invested for existing customers at the time petitions were filed in 1984. Therefore, a full refund would clearly result in a significant subsidization of the developers by Elizabethtown's existing customers. The BRC concluded that such a subsidization would be unjust and unreasonable.

     On February 23, 1994, the developers appealed the January 19, 1994 BRC Order on Remand to the Appellate Division.

     The maximum potential refund for the Van Holten case, and all subsequently filed cases, is approximately $3,000,000, which would be capitalized and, therefore, would not have a material adverse effect on earnings. Management believes the final outcome of this matter will be favorable and no additional refunds will be necessary.

9.   COMMITMENTS

     Elizabethtown is obligated, under a contract that expires in 2013, to purchase from the NJWSA a minimum of 37 billion gallons of water annually. The Company purchases additional water from the NJWSA on an as-needed basis. Effective July 1, 1994, the annual cost under the contract will be $8,661,559. The total cost of water purchased from the NJWSA, including additional water purchased on an as-needed basis, was $8,819,212, $7,827,058 and $7,527,662 for 1993, 1992 and 1991,
     respectively.

     The following is a schedule by years of future minimum rental payments required under noncancelable operating leases with terms in excess of one year at December 31, 1993:
                                                          1993
                                                   ----------------------
                                                   (Thousands of Dollars)

     1994........................................        $  832
     1995........................................           785
     1996........................................           780
     1997........................................           720
     1998........................................           -0-
                                                         ------
     Total.......................................        $3,117
                                                         ======

     Rent expense totaled $789,636, $719,624 and $740,801 for 1993, 1992 and 1991, respectively.

     Capital expenditures through 1996 are estimated to be $192,981,000 for Elizabethtown's and Mount Holly's utility plant.

     Elizabethtown has accepted a bid, based upon competitive bidding, from a general contractor and intends to sign a contract for the construction of the Plant, which is estimated to cost approximately

     $96,530,000, excluding AFUDC. The Company has notified all parties to the 1993 Plant Stipulation of this revised cost of the Plant. The Plant will take approximately 2 1/2 years to construct, beginning in the spring of 1994. The Company has recorded $6,825,354 as construction costs on the Plant as of December 31, 1993.

10.  PENSION PLAN AND OTHER POSTRETIREMENT BENEFITS

     Elizabethtown has a trusteed, noncontributory Retirement Plan (Plan), which covers most employees. Under the Company's funding policy, Elizabethtown Water Company makes contributions that meet the minimum funding requirements of the Employee Retirement Income Security Act of 1974. The components of the net pension credits are as follows:

                                                    1993     1992     1991
                                                    ----------------------
                                                    (Thousands of Dollars)

  Service cost-benefits earned during the year ..  $  899   $  843    $  780
  Interest cost on projected benefit obligation .   1,973    1,836     1,715
  Return on Plan assets .........................  (1,409)    (970)   (5,677)
  Net amortization and deferral .................  (1,658)  (2,235)    3,051
                                                   ------   ------    ------
  Net pension credit ............................  $ (195)  $ (526)   $ (131)
                                                   ======   ======    ======

  Plan assets are invested in publicly traded debt and equity securities. The reconciliations of the funded status of the Plan to the amounts recognized in the Consolidated Balance Sheets are presented below:

                                                           1993        1992
                                                        ---------------------
                                                        (Thousands of Dollars)

    Market value of Plan assets .....................     $33,032    $32,710
    Actuarial present value of Plan benefits:             -------    -------
    Vested benefits .................................      20,708     16,929
    Non-vested benefits .............................         227         98
                                                          -------    -------
    Accumulated benefit obligation ..................      20,935     17,027
    Projected increases in compensation levels ......       6,541      6,799
                                                          -------    -------
    Projected benefit obligation ....................      27,476     23,826
    Excess of Plan assets over projected benefit          -------    -------
     obligation .....................................       5,556      8,884
    Unrecognized net gain ...........................      (2,403)    (5,748)
    Unrecognized prior service cost .................         539        627
    Unrecognized transition asset ...................      (2,689)    (2,955)
                                                          -------    -------
    Prepaid pension expense..........................     $ 1,003    $   808
                                                          =======    =======

     The assumed rates used in determining the actuarial present value of the projected benefit obligations were as follows:

                                                            1993      1992
                                                           -----     -----
     Discount rate ...................................     7.00%     8.50%
     Compensation increase ...........................     5.50%     7.50%
     Rate of return on Plan assets ...................     8.50%     8.50%

     Elizabethtown and Mount Holly provide certain health care and life insurance benefits for substantially all of their retired employees. Effective January 1, 1993, Elizabethtown Water Company adopted SFAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." Under SFAS 106, the costs of such benefits are accrued for each year the employee renders service, based on the expected cost of providing such benefits to the employee and the employee's beneficiaries and covered dependents rather than expensing these benefits on a pay-as-you-go basis for retired employees. Based upon an independent actuarial study, the transition obligation, which Elizabethtown Water Company has not funded, was $7,214,736 as of January 1, 1993. The transition obligation is being amortized over 20 years. The following table details the unfunded postretirement benefit obligation at December 31, 1993:

                                                               1993
                                                       ---------------------
                                                       (Thousands of Dollars)

     Retirees.........................................        $3,133
     Fully eligible plan participants.................         5,403
                                                              ------
     Accumulated postretirement benefit obligation....         8,536
     Unrecognized net gain............................          (677)
     Unrecognized transition obligation...............        (6,854)
                                                              ------
     Accumulated postretirement benefits..............        $1,005
                                                              ======

     The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation as of December 31, 1993, and for 1993, was 12%. This rate decreases linearly each successive year until it reaches 5% in 2003, after which the rate remains constant. The assumed discount rate used in determining the accumulated postretirement benefit obligation at December 31, 1993, and for 1993, was 7.0% and 8.5%, respectively. A one-percentage-point increase in the assumed health care cost trend rate for each year would increase the accumulated postretirement benefit obligation as of January 1, 1993, and net postretirement service cost and interest cost by approximately $924,000 and $140,000, respectively.

     Based upon an independent actuarial study, the annual postretirement cost calculated under SFAS 106 for 1993 is as follows:

                                                                  1993
                                                        ----------------------
                                                        (Thousands of Dollars)
     Service cost - benefits earned
       during the year..................................         $  249
     Interest cost on accumulated
       postretirement benefit obligation................            602
     Amortization of transition obligation..............            361
                                                                 ------
       Total............................................          1,212
     Deferred amount for regulated
       companies pending recovery.......................         (1,005)
                                                                 ------
     Net postretirement benefit expense.................         $  207
                                                                 ======

     The Company recognized as an expense (on a pay-as-you-go basis) $252,000 for both 1992 and 1991 for postretirement health care and life insurance benefits.

     The rate increase for the 1993 Stipulation includes as an allowable expense, only the pay-as-you-go portion of postretirement benefits. The 1993 Stipulation allows Elizabethtown to defer the amount accrued in excess of the pay-as-you-go portion, for consideration in future rate cases. In addition, in a separate proceeding, Mount Holly had petitioned the BRC for permission to defer the amount accrued in excess of the pay-as-you-go portion of its expenses calculated under SFAS 106, and consequently, has been granted such authority. Generally accepted accounting principles permit this regulatory treatment, provided deferrals are not accumulated for a period of more than five years.
     As of December 31, 1993, the amount that has been deferred is $1,004,556. Recovery of deferred postretirement costs will be requested in Elizabethtown's and Mount Holly's next base rate case. Management believes that Elizabethtown and Mount Holly will recover the deferred postretirement costs in future rates.

11.  RELATED PARTY TRANSACTIONS

     The Company enters into various transactions with E'town and E'town Properties, Inc. Elizabethtown provides administrative and accounting services to these affiliates which are billed on a monthly basis. These amounts totaled $246,442, $236,839 and $227,665 for 1993, 1992 and 1991,
     respectively. In addition, various expenditures are made to vendors which are common to the entities. Each entity absorbs its proportionate share of the costs. The most significant of these items is rent which totaled $31,749, $33,600 and $31,608 for 1993, 1992 and 1991, respectively.

12.  QUARTERLY FINANCIAL DATA (Unaudited)

     A summary of financial data for each quarter of 1993 and 1992 follows:

                                           Income Before    Earnings
                  Operating     Operating    Preferred    Applicable to
     Quarter      Revenues       Income   Stock Dividends  Common Stock
     ------------------------------------------------------------------
                           (Thousands of Dollars)
     1993
      1st          $22,136       $ 5,465      $ 2,637        $ 2,374
      2nd           24,865         6,715        3,916          3,654
      3rd           28,947         8,169        5,527          5,264
      4th           24,048         5,442        2,753          2,491
                   -------       -------      -------        -------
      Total        $99,996       $25,791      $14,833        $13,783
                   =======       =======      =======        =======



     1992
      1st          $20,803       $ 4,958      $ 2,422        $ 2,160
      2nd           22,423         5,639        3,042          2,779
      3rd           23,812         6,161        3,643          3,380
      4th           22,129         5,656        3,042          2,780
                   -------       -------      -------        -------
      Total        $89,167       $22,414      $12,149        $11,099
                   =======       =======      =======        =======


     Water utility revenues are subject to a seasonal fluctuation due to normal increased consumption during the third quarter of each year.

Elizabethtown Water Company


Other Financial and Statistical Data

                              1993      1992      1991      1990       1989
- -----------------------------------------------------------------------------
Utility Plant (Thousands)
 Utility Plant--net ....... $373,293  $347,253  $319,421  $297,577   $275,588
 Construction Expenditures
  (excluding AFUDC)........   32,500    33,293    27,732    27,301     38,589
Total Assets...............  437,405   386,880   371,103   350,487    316,701

Capitalization (Thousands)
 Shareholders' Equity .....  125,765   103,024    85,877    74,081     72,215
 Redeemable Preferred Stock   12,000    12,000    12,000    12,000     12,000
 Debt (l) .................  141,952   147,841   154,984   159,049    131,567
 Total Capitalization ..... $279,717  $262,865  $252,861  $245,130   $215,782

Capitalization Ratios
 Common Stock .............      45%       39%       34%       30%        33%
 Preferred Stock ..........       4%        5%        5%        5%         6%
 Debt (1) .................      51%       56%       61%       65%        61%

Earnings Applicable to
 Common Stock (Thousands).. $ 13,783  $ 11,099  $ 10,311  $  6,929   $  6,074

Operating Statistics
 Revenues (Thousands)
  General Customers ....... $ 63,100  $ 55,570  $ 54,071  $ 48,267   $ 45,088
  Other Water Systems .....   17,187    15,080    14,082    12,947     11,060
  Industrial Wholesale ....    6,652     6,044     5,846     5,515      5,183
  Fire Service/Miscellaneous  13,057    12,473    12,087    11,386      9,906
  Total Revenues .......... $ 99,996  $ 89,167  $ 86,086  $ 78,115   $ 71,237

 Water Sales - Millions of
  Gallons (mg)
  General Customers .......   23,883    22,062    22,659    21,686     21,119
  Other Water Systems .....   15,109    14,118    13,811    14,379     14,450
  Industrial Wholesale ....    3,213     3,145     3,155     3,313      3,757
  System Use and Unaccounted
    For                        5,453     5,843     6,368     5,854      6,297
  Total Water Sales .......   47,658    45,168    45,993    45,232     45,623

 System Delivery by Source - mg
  Surface .................   40,742    38,558    39,222    40,343     38,937
  Wells ...................    6,776     6,480     6,658     4,805      6,587
  Purchased ...............      140       130       113        84         99
  Total System Delivery ...   47,658    45,168    45,993    45,232     45,623

 Millions of Gallons Pumped:
  Average Day .............      131       123       126       124        125
  Maximum Day .............      191       159       169       155        148
_____________________________________________________________________________
(1)Includes long-term debt, notes payable and long-term debt-current portion.

                                       SIGNATURE


              Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.


                                             ELIZABETHTOWN WATER COMPANY


                                             By:    /s/  Gail P. Brady
                                                   _____________________________
                                                   Gail P. Brady
                                                   Vice President - Controller



         Date:  February 28, 1994